As filed with the Securities and Exchange Commission on March 30, 2021
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S‑8
REGISTRATION STATEMENT
Under The Securities Act of 1933

BIOCARDIA, INC.
(Exact name of Registrant as specified in its charter)

Delaware	23-2753988
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

125 Shoreway Road, Suite B

San Carlos, California 94070
(Address, including zip code, of principal executive offices)

2016 Equity Incentive Plan

(Full title of the plan)

Peter Altman

President and Chief Executive Officer

BioCardia, Inc.

125 Shoreway Road, Suite B

San Carlos, California 94070

(650) 226-0120

(Name, address and telephone number, including area code, of agent for service)

Copy to:

Michael J. Danaher

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, CA 94304

(650) 493-9300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

☐ Large accelerated filer	☐ Accelerated filer
☒ Non-accelerated filer	☒ Smaller reporting company
☐ Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1) (2)		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(4)
Common Stock $0.001 par value per share, reserved for issuance under the 2016 Equity Incentive Plan	651,985	(2)	$4.12	(3)	$2,686,178.20	$293.06
Total	651,985		—		$2,686,178.20	$293.06

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the common stock that become issuable under the Registrant’s 2016 Equity Incentive Plan (the “2016 Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of common stock.

(2)

Represents 651,985 shares of common stock that were automatically added to the shares reserved and available for issuance under the 2016 Plan on January 1, 2021, pursuant to an “evergreen” provision contained in the 2016 Plan. The number of shares of common stock reserved for issuance pursuant to future awards under the 2016 Plan will be increased on the first day of each fiscal year in an amount equal to the least of (i) 1,000,000 shares of common stock, (ii) 4% of the outstanding shares of common stock on the last day of the immediately preceding fiscal year or (iii) such number of shares of common stock determined by the Registrant’s board of directors.

(3)

The proposed maximum offering price per share was estimated in accordance with Rule 457(h) under the Securities Act, solely for the purpose of computing the amount of the registration fee based on the average of the high ($4.16) and low ($4.08) prices per share of the Registrant’s common stock as reported on the Nasdaq Capital Market on March 26, 2021, which was $4.12 per share.

(4)	Amount of the registration fee was calculated pursuant to Section 6(b) of the Securities Act and was determined by multiplying the aggregate offering price by 0.0001091.

REGISTRATION OF ADDITIONAL SECURITIES

PURSUANT TO GENERAL INSTRUCTION E

This Registration Statement on Form S-8 (the “Registration Statement”) registers additional shares of Common Stock of BioCardia, Inc. (the “Registrant”) to be issued pursuant to the Registrant’s 2016 Equity Incentive Plan, as amended (the “2016 Plan”). The number of shares of common stock reserved for issuance pursuant to future awards under the 2016 Plan will be increased on the first day of each fiscal year in an amount equal to the least of (i) 1,000,000 shares of common stock, (ii) 4% of the outstanding shares of common stock on the last day of the immediately preceding fiscal year or (iii) such number of shares of common stock determined by the Registrant’s board of directors.

On January 1, 2021, the number of shares of the Registrant’s common stock available for grant and issuance under the 2016 Plan increased by 651,985 shares. Such additional shares of Common Stock have become reserved for issuance as a result of the operation of the “evergreen” provision of the 2016 Plan. Accordingly, the contents of the Registrant’s Registration Statements on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) on February 8, 2017 (No. 333-215968), April 20, 2018 (No. 333-224368), and February 13, 2020 (No. 333-236405) are incorporated herein by reference pursuant to General Instruction E of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The Registrant hereby incorporates by reference in this Registration Statement the following documents and information heretofore filed with the Commission:

(a)	the Registrant’s Annual Report on Form 10-K for the period ended December 31, 2020, filed with the SEC on March 30, 2021;

(b)

all other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act, since the end of the fiscal year covered by the Registrant’s filing referred to in (a) above (except to the extent information contained in Current Reports on Form 8-K therein that is furnished and not filed); and

(c)

the description of the Registrant’s common stock is contained in Exhibit 4.10 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2019, filed with the Commission on April 9, 2020, and any amendment or report filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference in this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel

Certain members of, and investment partnerships comprised of members of, and persons associated with, Wilson Sonsini Goodrich & Rosati, Professional Corporation, own an interest representing less than one percent of the outstanding shares of the Registrant’s common stock.

Item 6.	Indemnification of Directors and Officers

Section 102 of the General Corporation Law of the State of Delaware permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except for breaches of the director’s duty of loyalty to the corporation or its stockholders, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of a law, authorizations of the payments of a dividend or approval of a stock repurchase or redemption in violation of Delaware corporate law or for any transactions from which the director derived an improper personal benefit.

Section 145 of the General Corporation Law of the State of Delaware provides that a corporation has the power to indemnify a director, officer, employee, or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by the person in connection with a threatened, pending, or completed action, suit or proceeding to which he or she is or is threatened to be made a party by reason of such position, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, indemnification is limited to expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with defense or settlement of such action or suit and no indemnification shall be made with respect to any claim, issue, or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. In addition, to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit, or proceeding described above (or claim, issue, or matter therein), such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit, or proceeding may be advanced by the corporation upon receipt of an undertaking by such person to repay such amount if it is ultimately determined that such person is not entitled to indemnification by the corporation under Section 145 of the General Corporation Law of the State of Delaware.

The Registrant’s amended and restated certificate of incorporation provides for the indemnification of the Registrant’s directors to the fullest extent permissible under Delaware General Corporation Law. The Registrant’s amended and restated bylaws provide for the indemnification of the Registrant’s directors and officers to the maximum extent permitted by the Delaware General Corporation Law. In addition, the Registrant has entered into indemnification agreements with its directors and officers, and the Registrant maintains insurance policies insuring its directors and officers against certain liabilities that they may incur in their capacity as officers and directors of the Registrant.

Item 7.	Exemption from Registration Claimed

Not applicable.

Item 8.	Exhibits

Exhibit Number	Description
4.1	Amended and Restated Certificate of Incorporation, as amended May 6, 2019 (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q filed August 14, 2019)
4.2	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed April 11, 2017)
4.3	Specimen common stock certificate of the Registrant (incorporated herein by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed October 27, 2016)
5.1*	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation
23.1*	Consent of KPMG LLP, Independent Registered Public Accounting Firm
23.2*	Consent of PKF San Diego, LLP, Independent Registered Public Accounting Firm
23.3*	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (contained in Exhibit 5.1 hereto)
24.1*	Power of Attorney (contained on signature page hereto)
99.1	2016 Equity Incentive Plan, as amended (incorporated herein by reference to Exhibit 4.4 to the Registrant’s Annual Report on Form 10-K filed March 30, 2021)
99.2	Form of Stock Option Agreement under 2016 Equity Incentive Plan (incorporated herein by reference to Exhibit 4.7 to the Registrant’s Registration Statement on Form S-8 filed February 8, 2017)
99.3	Form of Restricted Stock Unit Agreement under 2016 Equity Inventive Plan (incorporated herein by reference to Exhibit 4.8 to the Registrant’s Registration Statement on Form S-8 filed February 8, 2017)
99.4

Form of Director Restricted Stock Unit Agreement under the BioCardia 2016 Equity Incentive Plan (incorporated herein by reference to Exhibit 4.1 to the Registrant’s Quarterly Report on Form 10-Q filed May 15, 2020)

* Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of San Carlos, State of California on March 30, 2021.

BIOCARDIA, INC.

By:	/s/ Peter Altman
Peter Altman
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Peter Altman and David McClung, jointly and severally, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign the Registration Statement on Form S-8 of BioCardia, Inc., and any or all amendments (including post-effective amendments) thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises hereby ratifying and confirming all that said attorneys-in-fact and agents, or his, her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Peter Altman, Ph.D. (Peter Altman, Ph.D.)	President and Chief Executive Officer and Director (Principal Executive Officer)	March 30, 2021

/s/ David McClung (David McClung)	Chief Financial Officer (Principal Financial and Accounting Officer)	March 30, 2021

/s/ Andrew Blank (Andrew Blank)	Chairman of the Board	March 30, 2021

/s/ Jim Allen (Jim Allen)	Director	March 30, 2021

/s/ Richard Krasno, Ph.D. (Richard Krasno, Ph.D.)	Director	March 30, 2021

/s/ Jay M. Moyes (Jay M. Moyes)	Director	March 30, 2021

/s/ Simon Stertzer, M.D. (Simon Stertzer, M.D.)	Director	March 30, 2021

/s/ Krisztina Zsebo, Ph.D. (Krisztina Zsebo, Ph.D.)	Director	March 30, 2021